                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant /x/

Filed by a party other than the registrant / /

Check the appropriate box:

   / / Preliminary proxy statement

   /x/ Definitive proxy statement

   / / Definitive additional materials

   / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


           American General Corporation
- ----------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

           Kurt G. Schreiber
- -----------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

   /x/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

   / / $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

          (2)  Aggregate number of securities to which transactions applies:

               -----------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

               -----------------------------------------------------------------

          (4)  Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

               (1)  Amount previously paid:

                    ------------------------------------------------------------

               (2)  Form, schedule or registration statement no.:

                    ------------------------------------------------------------

               (3)  Filing party:

                    ------------------------------------------------------------

               (4)  Date filed:

                    ------------------------------------------------------------

- --------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                          American General Corporation

  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  To Our Shareholders:

    You are invited to attend the 68th annual meeting of the shareholders of American General Corporation, on Thursday, April 28, 1994. The meet-ing will be held in the Consort Ballroom of The Westin Oaks Hotel, 5011 Westheimer Road, Houston, Texas, at 9:00 a.m. CDT.

    The meeting will be held for the following purposes:

    . to elect nine directors for one-year terms;

    . to ratify the appointment of Ernst & Young as independent auditors for calendar year 1994;

    . to approve the Performance-Based Plan for Executive Officers;

    . to transact any other business that may properly come before the meeting or any adjournment thereof.

    YOUR VOTE IS IMPORTANT. Since many shareholders are not able to at-tend the meeting, the board of directors solicits proxies so that each shareholder has an opportunity to vote on the issues to be decided at the meeting.

    PLEASE RETURN THE ENCLOSED PROXY. We urge you to complete and return your proxy as promptly as possible - even if you are planning to attend the meeting. Prior to any vote taken at the meeting, you may change your proxy or vote in person. RETURNING YOUR CARD PROMPTLY will save the company the expense of a second mailing.

    We hope you will be represented at the meeting, either in person or by proxy. Thank you for your continued support.

                                       For the board of directors,

[SIGNATURE APPEARS HERE]               [SIGNATURE APPEARS HERE]

  Kurt G. Schreiber                    Harold S. Hook
  Corporate Secretary                  Chairman and Chief Executive Officer

  March 22, 1994

[AMERICAN GENERAL LOGO APPEARS HERE]

  1994 PROXY STATEMENT

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

1994 PROXY STATEMENT
________________________________________________________________________________
                                         [LOGO OF AMERICAN GENERAL APPEARS HERE]

GENERAL INFORMATION.........................................................   1
ELECTION OF DIRECTORS (Item 1)..............................................   1
GOVERNANCE OF THE COMPANY...................................................   4
COMPENSATION OF EXECUTIVE OFFICERS..........................................   5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
 OWNERS.....................................................................  13
SECURITY OWNERSHIP OF MANAGEMENT............................................  14
CERTAIN RELATIONSHIPS AND TRANSACTIONS......................................  15
SECURITIES REPORTING........................................................  15
INDEPENDENT AUDITORS (Item 2)...............................................  15
PERFORMANCE-BASED PLAN (Item 3).............................................  15
OTHER BUSINESS..............................................................  16
PROXY SOLICITATION..........................................................  17
VOTING OF THRIFT PLAN HOLDINGS..............................................  17

Copies of this Proxy Statement and the Company's
Annual Report and Form 10-K are available to shareholders at no charge on request directed to:

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
Telephone: (800) 446-2617
           (201) 324-0498
      Fax: (201) 222-4892




- --------------------------------------------------------------------------------

                          AMERICAN GENERAL CORPORATION

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

GENERAL INFORMATION

 The accompanying proxy is solicited by the board of directors of American General Corporation (the "Company" or "American General") for use at the Company's annual meeting of shareholders on Thursday, April 28, 1994. The 1993 Annual Report to Shareholders has been mailed to shareholders. This proxy statement and the proxy are being sent to shareholders beginning on March 22, 1994.

 Shares represented by proxies that are properly executed and returned with choices specified will be voted accordingly at the meeting or any adjournment thereof. If a proxy is signed without choices specified, those shares will be voted for the election of the director nominees named herein, for the ratifi-cation of the appointment of the independent auditors for 1994, and for ap-proval of the Performance-Based Plan.

 If "abstain" is specified, the shares will be included for purposes of deter-mining a quorum but will not be voted; therefore, abstentions are treated as votes against a nominee or proposal.

 A shareholder may revoke a proxy at any time before it is voted. Shareholders who attend the meeting may vote by ballot at the meeting, thereby cancelling any proxy previously given.

 VOTING INFORMATION. The record date was March 9, 1994, and only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each share of the Company's common stock (the "Common Stock") is en-titled to one vote. As of March 1, 1994, there were 213,537,814 shares of Com-mon Stock outstanding.

 QUORUM. The bylaws of the Company require, for a quorum, the presence at the meeting in person or by proxy of the holders of a majority of the shares of capital stock of the Company entitled to vote. IN ORDER TO ENSURE THAT A QUO-RUM WILL BE PRESENT, EACH SHAREHOLDER IS REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD.

ELECTION OF DIRECTORS
(Item 1 on proxy card)

 By resolution of the board of directors, the number of directors of the Com-pany has been fixed at nine as of the date of the meeting.

 The nine director nominees, all of whom currently are directors of the Compa-ny, have been nominated for one-year terms ending at the next annual meeting when their successors assume office. The affirmative vote of at least a major-ity of the shares of Common Stock present at the meeting is required for the election of each nominee to serve as a director of the Company for such term.

 Of the nine director nominees, three -- Messrs. Harold S. Hook, James R. Tuerff, and Robert M. Devlin -- are employees of the Company. Mr. Tuerff was elected to the board of directors in August 1993 after election to serve as President of the Company; and Mr. Devlin was elected to the board of directors in September 1993 after election to serve as Vice Chairman of the Company.

 Although the management of the Company has no reason to believe that any of the nominees will be unable to serve, if such situation should arise prior to the meeting, no replacement(s) will be named, and the number of directors to be elected will be reduced accordingly.

 Messrs. Hook, Tuerff, and Devlin, in addition to serving on the boards of di-rectors listed on succeeding pages, serve as directors of American General Fi-nance, Inc. Mr. Tuerff also serves as a director of American General Finance Corporation. Each of these subsidiaries of the Company has publicly issued debt securities outstanding.

 On succeeding pages, information is presented about each nominee for director including name, age, principal occupation during the past five years, certain other directorships, and the period during which the director has served on the board.

- -------------------------------------------------------------------------------

                             1994 PROXY STATEMENT                             1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOMINEES FOR ELECTION AS DIRECTOR

          J. Evans Attwell, 62


[PHOTO]   . Vinson & Elkins L.L.P. (attorneys), Partner            Director
          . Entire business career with that firm since 1956       since 1963
          . Director: First City Bancorporation of Texas,
            Galveston-Houston Company, and Seagull Energy
            Corporation
          . Member, Audit Committee

          Brady F. Carruth, 36


[PHOTO]   . Gulf Coast Capital Corporation (commercial             Director
            landscaping), President and CEO since 1986             since 1990
          . Member, Audit Committee

          W. Lipscomb Davis, Jr., 62


[PHOTO]   . Hillsboro Enterprises (investments), Partner since     Director
            1985                                                   since 1977
          . Director: Genesco, Inc., Thomas Nelson, Inc., and
            Third National Bank in Nashville
          . Member, Audit Committee and Executive Committee

          Robert M. Devlin, 53


[PHOTO]   . American General Corporation, Vice Chairman since      Director
            1993                                                   since 1993
          . American General Life Insurance Company, President
            and CEO, 1986 to 1993
          . Joined American General in 1977

          Harold S. Hook, 62


[PHOTO]   . American General Corporation, Chairman and CEO         Director
            since 1978, President, 1975 to 1981                    since 1972
          . Joined American General in 1970 as President of a
            subsidiary
          . Director: Chemical Banking Corporation, Cooper
            Industries, Inc., Panhandle Eastern Corporation, and Sprint Corporation
          . Chairman, Executive Committee

- --------------------------------------------------------------------------------

2                         AMERICAN GENERAL CORPORATION

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOMINEES FOR ELECTION AS DIRECTOR (CONTINUED)

         Larry D. Horner, 59


[PHOTO]  . Arnhold and S. Bleichroeder, Inc. (investment          Director
           banking), Managing Director since 1991                 since 1991
         . KPMG Peat Marwick (accounting and auditing), 1956
           to 1991, Chairman and CEO, 1984 to 1990
         . Director: Phillips Petroleum Company, The China
           Light Industry Fund, and First Eagle International
           Fund, Inc.
         . Chairman, Personnel Committee; Member, Executive
           Committee

         Richard J. V. Johnson, 63


[PHOTO]  . Houston Chronicle (newspaper publishing), Chairman     Director
           since 1990 and Publisher since 1987                    since 1990
         . With that organization since 1956, President, 1973
           to 1990
         . Advisory Director: Texas Commerce Bank N.A.
         . Member, Personnel Committee

         Robert E. Smittcamp, 52


[PHOTO]  . Lyons-Magnus Co., Inc. (food processing), President    Director
           and CEO since 1971                                     since 1990
         . Wawona Frozen Foods, Inc., Co-Owner since 1987,
           President and CEO, 1963 to 1987; Wawona Orchards,
           Co-Owner since 1960
         . Director: Lyons Transportation Co. and Astec
           Technology Engineering Co.
         . Member, Personnel Committee

         James R. Tuerff, 53


[PHOTO]  . American General Corporation, President since 1993
         . American General Life and Accident Insurance           Director
           Company, President, 1990 to 1993; Gulf Life            since 1993
           Insurance Company, President, 1988 to 1990
         . Joined American General in 1967
         . Member, Executive Committee

- --------------------------------------------------------------------------------

                              1994 PROXY STATEMENT                             3

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

GOVERNANCE OF THE COMPANY

 In accordance with applicable Texas law, the business and affairs of the Com-pany are managed under the direction of its board of directors.

 At its October 1993 meeting, the board of directors amended the bylaws of the Company to provide that non-employee directors must retire no later than the annual meeting following their seventieth birthdays.

 During 1993, the board of directors held 15 meetings, and each director at-tended at least 83% of the aggregate number of meetings of the board of direc-tors and of committees on which he served.

 AUDIT COMMITTEE. The audit committee recommends to the board of directors the independent auditors to be engaged by the Company and confers with the independent auditors regarding their review of the annual financial state-ments, their findings, and recommendations. The committee also reviews compli-ance with the Company's Policy on Business Conduct; reviews the scope of the audit to be performed for the following year; and reviews with the independent auditors the accounting principles and policies of the Company.

 The audit committee, the members of which are Messrs. Thomas D. Barrow (chairman), Attwell, Carruth, and Davis, held three meetings in 1993.

 EXECUTIVE COMMITTEE. The executive committee is authorized to exercise the authority of the board of directors between regular meetings of the board, ex-cept where action of the full board is required by law. The executive commit-tee also is authorized by the board of directors to perform the functions of a nominating committee and in this capacity recommends candidates for election to the board of directors and to the committees of the board. Shareholders may recommend nominees, as described in the section "Other Business-Shareholder Proposals and Nominations."

 The executive committee, which is presently composed of Messrs. Hook (chair-man), Barrow, Davis, Horner, and Tuerff, met concurrently with the board of directors in February 1993.

 PERSONNEL COMMITTEE. The personnel committee reviews the contribution that key officers and employees make to the Company's performance and prospects and the salary and other compensation of these individuals. The committee deter-mines the Company's matching contribution under the Employees' Thrift and In-centive Plan, and the members of the committee administer the following plans: the 1984 Stock and Incentive Plan (the "1984 Plan"); the 1984 Stock and Incen-tive Plan (Amended and Restated Effective as of February 8, 1994) (the "1994 Plan"); and the Supplemental Thrift Plan.

 The personnel committee, composed of Messrs. Horner (chairman), Johnson, and Smittcamp, held two meetings in 1993.

COMPENSATION OF DIRECTORS

 Each non-employee member of the board of directors receives an annual re-tainer of $32,000, plus a fee of $1,500 for attendance at each meeting of the board or a committee thereof. Committee chairmen receive an additional $5,000 annual retainer. No such fees or retainers are paid to any director who is an employee of the Company.

 The Retirement Plan for Directors provides that any non-employee director who retires from the board of directors at age 65 or older, after serving at least six years, receives an annual sum equal to the annual board retainer at the time of retirement. Payments commence in May following the director's seventi-eth birthday and continue for a period of years equal to the director's years of service or until his death, whichever is earlier. Any director with at least six years of service who ceases to be a director within two years of a change of control of the company shall be deemed to have satisfied the age 65 service requirement.

- -------------------------------------------------------------------------------

4                        AMERICAN GENERAL CORPORATION

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE PERSONNEL COMMITTEE

 COMPENSATION POLICY. The issue in executive compensation is whether to make judgments of executive performance on a prospective or retrospective basis. It is the view of the personnel committee that the retrospective approach permits a more objective evaluation, retains the incentive value of compensation, and best serves the long-term interests of shareholders.

 This view is based upon the idea that organizations such as American General are large, complex, dynamic systems. And, in such systems, the control of in-puts does not guarantee the control of outputs. Put another way, results of a given year are seldom the direct effect of executive action in that year.

 In this process, the committee exercises its judgment in establishing the ex-ecutive officers' salaries and their variable compensation, consisting of cash bonuses and three types of long-term incentive awards: options, performance awards, and restricted stock.

 The committee's judgment is based on the policy that compensation should be adequate to attract and retain qualified employees . . . that compensation paid to such employees should be based on their individual duties and respon-sibilities and their relative contribution to overall results . . . and that compensation should take into account the level of compensation for comparable positions inside and outside the organization.

 In administering this policy the Company has, since 1975, used the perfor-mance and salary review procedures of the Main Event Management(R) Salary Ad-ministration Program. This program is made available to the Company through Main Event Management Corporation, a company solely owned by Mr. Hook. Since 1985, the committee has retained KPMG Peat Marwick, as independent executive compensation consultants, to assist in executing the Company's compensation policy.

 Each year, in the course of exercising its judgment with regard to compensa-tion, the committee reviews the individual contribution and performance of each of the key executive officers and the prior incentive awards granted to them. In addition, the committee reviews overall corporate performance, in-cluding the Company's growth in operating earnings per share, return on share-holders' equity, cumulative total shareholder return, and other major accom-plishments of the organization. For 1993, the committee, with the approval of the board of directors, awarded to the CEO options to purchase shares of Com-mon Stock and performance awards, and awarded a discretionary cash performance bonus. Other named executive officers also received such awards. In arriving at these awards, the committee took particular note of the Company's consis-tent profitability and performance compared to peer companies and industry norms, superior asset quality, and the rates and consistency of growth of earnings per share, assets, and shareholders' equity.

 The results of the Company are compared to those of a group of peer companies that compete in the Company's primary lines of business, most of which are se-lected from the non-bank companies in the S&P Financial Index. The peer group is selected annually by the independent executive compensation consultant re-tained by the Company. Currently there are 29 companies in this comparison group, which is subject to change as the Company or its competitors change their focus or as new competition emerges. The committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder return. Thus the compensation peer group is not the same as the peer group index in the Comparison of Five-Year Cumulative Total Shareholder Return graph included on page 11 of the proxy statement.

 SALARIES. Base salaries of executive officers are reviewed individually on an annual basis to determine if they should be increased, decreased, or left un-changed. During the first quarter, the committee re-

- -------------------------------------------------------------------------------

                             1994 PROXY STATEMENT                             5

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

views the salaries of the 50 highest salaried employees. In determining the salaries of the executive officers, the committee reviews the factors de-scribed under "Compensation Policy" above, and the overall growth and long-term progress of the organization. In addition, the committee compares the CEO's base salary to that paid to chief executive officers in other companies selected from the peer companies described above. The committee attempts to position the CEO's salary in a middle range that reflects peer company prac-tice.

 The committee recommends to the board of directors for its approval salaries for the 25 most highly salaried employees. The balance of the highest 50 sala-ries are approved by the committee.

 In keeping with the Company's strategy of maintaining stable base compensa-tion and emphasizing variable reward opportunities, Mr. Hook did not receive an increase in base salary in 1993 and had not received an increase in 1992.

 BONUSES. Employees with salaries placing them in the top 3% of all American General employees are deemed to be in a position to make a significant impact on the growth and profitability of the organization. Therefore, these individ-uals are eligible for consideration for a cash bonus annually. During the first quarter of each year, the committee reviews recommendations for bonuses for eligible employees, excluding the chairman, president, and vice chairman. After reviewing the factors described under "Compensation Policy" above, the committee acts on those recommendations and also determines the cash bonuses, if any, to be paid to the chairman, president, and vice chairman. In March 1994, the committee awarded bonuses based on 1993 performance.

 Approximately 73% of the eligible employees received bonuses totaling $4.6 million, or eight-tenths of one percent (.8%) of the Company's 1993 operating earnings. Beginning in 1995, bonuses payable to the 15 highest salaried em-ployees of the Company will be subject to limitations contained in the pro-posed Performance-Based Plan for Executive Officers, if that Plan is approved by shareholders at the 1994 annual meeting.

 LONG-TERM INCENTIVE AWARDS. Incentive compensation at American General is in-tended to promote long-term growth and profitability, since the Company's businesses are long-term in nature. Awards under the Company's stock and in-centive plans provide participants the opportunity to acquire stock in the Company and thereby further align their personal interests with the interests of other long-term shareholders and enable the Company to match long-term com-pensation with long-term contribution. In determining these awards the Commit-tee follows the process and reviews factors described under "Compensation Pol-icy" above.

 Long-term incentive awards have been made under the 1984 Plan and, beginning February 8, 1994, are made under the 1994 Plan (the 1984 Plan and 1994 Plan being together referred to herein as the "Plans"). The 1994 Plan makes avail-able for issuance approximately 5.7 million shares of Common Stock and will expire on February 7, 2004. Long-term incentive awards may include stock op-tions, performance awards, and restricted stock.

 Stock Options. Stock options are granted with an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Options be-come exercisable six months after the date of grant, except that those granted to the highest paid executives become exercisable in three equal annual in-stallments beginning on the first anniversary of the grant. The Company has never followed the practice of cancelling existing options and replacing them with new options exercisable at lower prices.

 In 1993, options were awarded to 131 employees for 516,305 shares, of which 212,293 were awarded to six named executive officers. The awards to the six named executive officers represented one-tenth of one percent (0.1%) of the Common Stock outstanding at the end of 1993.

 Performance Awards. Performance awards are contingent awards of shares of Common Stock that are

- -------------------------------------------------------------------------------

6                        AMERICAN GENERAL CORPORATION

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

earned over a three-year performance period. The committee determines the per-centage of the performance award that is actually earned, which may range from zero to 100%, based upon overall corporate performance during the three-year performance period. This decision is based upon a review of key corporate per-formance measures, including growth of operating earnings per share, total re-turn on book value, return on shareholders' equity, and the overall growth and profitability of the Company during the intervening three-year period. In ap-plying these factors, the committee relies upon the judgment of its members rather than upon a mathematical formula.

 In 1993, the committee determined that the performance awards granted in 1990 should vest at 100%. A total of nine executive officers received vested per-formance shares in 1993, valued at $1.75 million. This compares to a value of $874 thousand when granted in 1990 and reflects the increase in the Common Stock price over the three-year performance period.

 Restricted Stock. The Plans also authorize the committee to make awards of restricted stock. Restricted stock has never been granted to the CEO. In 1993, a total of 45,000 shares of restricted stock were awarded to three other named executive officers in keeping with the Company's practice in recent years of granting restricted stock to the Company's executive officers in order to fur-ther align their interests with those of the shareholders. The 1994 Plan lim-its the aggregate number of shares of restricted stock that may be awarded an-nually to one-tenth of one percent (0.1%) of the number of shares of Common Stock outstanding as of the preceding December 31.

 DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to their chief executive officers or to cer-tain other highly compensated executive officers. However, a deduction is per-mitted for compensation if it is paid on account of attainment of one or more "performance-based" goals. Because Mr. Hook has agreed to defer a portion of his 1994 compensation until the year following his retirement, all compensa-tion paid by the Company in 1994 should be deductible.

 If the proposed Performance-Based Plan for Executive Officers is approved by the shareholders, cash bonuses paid in 1995 and subsequent years to the execu-tive officers should be deductible. During 1994, the committee will review the regulations as they are finalized and plans to take any additional steps nec-essary to ensure continued full deductibility of the Company's executive com-pensation.

                PERSONNEL COMMITTEE OF THE BOARD OF DIRECTORS:
     LARRY D. HORNER, CHAIRMAN
     RICHARD J.V. JOHNSON
     ROBERT E. SMITTCAMP

- -------------------------------------------------------------------------------

                             1994 PROXY STATEMENT                             7

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


 The following Summary Compensation Table sets forth compensation information for the Company's chief executive officer, each of the four other most highly compensated executive officers of the Company, including officers of certain subsidiaries, and one former executive officer of the Company (the six being herein referred to as the "named executive officers") for services performed in 1993, 1992, and 1991.

                          SUMMARY COMPENSATION TABLE

- -------------------------------------------------------------------------------

                                                                 Long-Term Compensation/1/
                                                        -------------------------------------------
                                  Annual Compensation              Awards               Payouts
- -----------------------------------------------------------------------------------------------------------------
                                                                                       Long-Term
                                                         Restricted     Securities     Incentive      All Other
                                                            Stock       Underlying        Plan         Compen-
Name and Principal Position     Year Salary($) Bonus($) Awards ($)/2/ Options (#)/3/ Payouts ($)/4/ sation ($)/5/
- ---------------------------     ---- --------- -------- ------------- -------------- -------------- -------------
Harold S. Hook, Chairman &      1993 $980,000  $784,000        -0-        79,675        $701,285       $47,922
 CEO of the Company             1992  980,000   735,000        -0-       112,482         388,534        52,614
                                1991  931,447   637,000        -0-       111,506         274,230
                        -----------------------------------------------------------------------------------------
James R. Tuerff, President      1993  380,000   200,000   $610,000        32,000         134,378        16,570
 of the Company                 1992  293,308   135,000        -0-        20,000          53,495        14,842
                                1991  280,000   125,000    187,500        20,000          11,980
                        -----------------------------------------------------------------------------------------
Michael J. Poulos, Retired
 Vice                           1993  575,185       -0-        -0-        44,618         413,957        39,746
 Chairman of the Company/6/     1992  686,000   445,900        -0-        62,990         229,313        39,384
                                1991  654,342   377,300        -0-        63,186         194,226
                        -----------------------------------------------------------------------------------------
Robert M. Devlin, Vice          1993  300,731   175,000    515,625        32,000         134,378        14,998
 Chairman of the Company        1992  280,000   110,000        -0-        20,000          60,203        14,570
                                1991  274,646   120,000    187,500        20,000          29,538
                        -----------------------------------------------------------------------------------------
Daniel Leitch III, President &  1993  283,231   145,000    305,000        12,000          48,954        18,375
 CEO of American General        1992  259,962   125,000        -0-        20,000          29,405        14,502
 Finance, Inc.                  1991  247,269   110,000        -0-         2,500          37,363
                        -----------------------------------------------------------------------------------------
Stephen D. Bickel, President &  1993  300,000   105,000        -0-        12,000         139,974        15,013
 CEO of The Variable Annuity    1992  293,308   135,000        -0-        20,000          74,884        14,842
 Life Insurance Company         1991  280,000   125,000    187,500        20,000          52,862
- -----------------------------------------------------------------------------------------------------------------

/1/PLAN AWARDS. All long-term compensation awards were granted under the 1984
   Plan.
/2/RESTRICTED STOCK AWARDS. These amounts represent the value of the re-stricted stock on the date of grant. At December 31, 1993, Messrs. Tuerff, Devlin, Leitch, and Bickel held an aggregate of 30,000, 25,000, 10,000, and 10,000 shares, respectively, with a value of $858,750, $715,625, $286,250, and $286,250, respectively. Neither Mr. Hook nor Mr. Poulos held any re-stricted stock. Dividends are paid to holders with respect to restricted stock at the same rate as is paid on all other Common Stock. Upon a Change of Control, all forfeiture restrictions with respect to all outstanding shares of restricted stock immediately lapse. See "Change of Control Ar-rangements" for the definition of "Change of Control."
/3/OPTIONS. These amounts include both incentive stock options and non-quali-fied stock options. All outstanding stock appreciation rights were cancelled in 1992.
(Footnotes continued on following page)

- -------------------------------------------------------------------------------

8                        AMERICAN GENERAL CORPORATION

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

/4/LONG-TERM INCENTIVE PLAN PAYOUTS. These amounts represent the value of per-formance awards on the date of vesting, following the three-year performance period, regardless of whether the vested award was paid in cash, stock, or a combination thereof.
/5/ALL OTHER COMPENSATION. These amounts include the Company's contributions to the American General Employees' Thrift and Incentive Plan ("Thrift Plan") and Supplemental Thrift Plan ("Supplemental Plan") and the taxable value of Company-provided term life insurance ("Excess Life"), as well as $11,702 re-ceived by Mr. Poulos in 1993 pursuant to a supplemental retirement agreement (see "Pension Plans"). The Thrift Plan contributions for 1993 were $6,746 for each of the named executive officers. The Supplemental Plan contribu-tions and the Excess Life taxable value for 1993 were as follows: Mr. Hook, $37,354 and $3,822; Mr. Tuerff, $8,312 and $1,512; Mr. Poulos, $19,138 and
   $2,160; Mr. Devlin, $6,787 and $1,465; Mr. Leitch, $6,000 and $5,629; and
   Mr. Bickel, $6,755 and $1,512.
/6/RETIREMENT. On October 1, 1993, Mr. Poulos retired from the Company.

 The following table contains information concerning the grant of stock op-tions during 1993 to the named executive officers under the 1984 Plan.

                         STOCK OPTIONS GRANTED IN 1993

- -------------------------------------------------------------------------------

                                                          Potential Realizable Value
                                                            at Assumed Annual Rates
                                                          of Stock Price Appreciation
                    Individual Stock Option Grants            for Option Term/1/
                       --------------------------------------------------------------
              Options   % of Total
              Granted Options Granted Exercise
              (#)/2/,  to Employees    Price   Expiration     At 5%        At 10%
Name            /3/       in 1993      ($/Sh)     Date      per annum     per annum
- -------------------------------------------------------------------------------------
H. S. Hook    79,675       15.4       $30.7500  3-17-03      $1,540,796    $3,904,679
J. R. Tuerff  12,000        2.3        30.7500  3-17-03         232,062       588,091
              20,000        3.9        30.6875  8-03-03         385,984       978,159
M. J. Poulos  44,618        8.6        30.7500  2-13-01         862,846     2,186,620
R. M. Devlin  12,000        2.3        30.7500  3-17-03         232,062       588,091
              20,000        3.9        34.8750  9-09-03         438,654     1,111,635
D. Leitch     12,000        2.3        30.7500  3-17-03         232,062       588,091
S. D. Bickel  12,000        2.3        30.7500  3-17-03         232,062       588,091

- -------------------------------------------------------------------------------

/1/POTENTIAL REALIZABLE VALUE. These values are disclosed in response to SEC rules that require such disclosure for illustration only. The values dis-closed are not intended to be, and should not be, interpreted as projections of the future price of the Company's stock. To lend perspective to these il-lustrative values, if the Company's stock price increased 5 percent per year for 10 years from January 1, 1992 (disregarding dividends and assuming for purpose of the calculation a constant number of shares outstanding), the to-tal increase in value of all shares outstanding would be $3.0 billion; and if the stock price increased 10 percent per year over such period, the in-crease in value would be $7.7 billion.
/2/OPTIONS. These consist solely of non-qualified stock options, one-third of which become exercisable on each of the three successive anniversaries fol-lowing the grant dates.
/3/CHANGE OF CONTROL. Upon a Change of Control, the stock option agreements provide for the automatic surrender of options and a cash payment based on the difference between the exercise price and a price intended to give the option holder the benefit of the highest price paid for the Common Stock in the change of control transaction, or the highest fair market value of the Common Stock during the 60 days preceding the change of control date. See "Change of Control Arrangements" for the definition of "Change of Control."

- -------------------------------------------------------------------------------

                             1994 PROXY STATEMENT                             9

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


 The following table shows the exercise of options by named executive officers during 1993 and unexercised options held by them as of December 31, 1993. All options were granted under the 1984 Plan.

                    AGGREGATED OPTION EXERCISES IN 1993 AND
                     OPTION VALUES AT DECEMBER 31, 1993/1/
- -------------------------------------------------------------------------------

                                               Number of Securities      Value of Unexercised
                                              Underlying Unexercised     In-the-Money Options
              Shares Acquired on    Value     Options at 12/31/93 (#)       at 12/31/93/3/
Name             Exercise (#)    Realized/2/ ------------------------- -------------------------
                                             Exercisable Unexercisable Exercisable Unexercisable
- ------------------------------------------------------------------------------------------------
H. S. Hook         130,000       $1,860,099    318,061      191,832    $3,094,429    $909,438
J. R. Tuerff           -0-              -0-     67,935       52,001       771,275     162,299
M. J. Poulos       141,960        2,060,862    239,418          -0-     1,643,488         -0-
R. M. Devlin        19,681          321,177        -0-       52,001           -0-     162,299
D. Leitch              -0-              -0-     22,368       25,334       211,386      94,587
S. D. Bickel           -0-              -0-     65,755       32,001       734,396     162,299
- ------------------------------------------------------------------------------------------------

/1/OPTIONS. The options reported in the table include both incentive stock op-tions and non-qualified stock options. All outstanding stock appreciation rights were cancelled in 1992; currently, none are outstanding. All out-standing options are subject to acceleration and cashout upon a Change of Control of the Company. See footnote 3 to the table captioned "Stock Options Granted in 1993."
/2/VALUE REALIZED. "Value Realized" is the difference between the fair market value of the underlying shares of Common Stock on the date of exercise and the exercise price. It does not reflect taxes payable upon exercise.
/3/VALUE. "Value" is the difference between the fair market value of the under-lying shares of Common Stock on December 31, 1993 and the exercise price.

 The following table describes performance awards granted during the Company's fiscal year ending December 31, 1993 to the named executive officers under the 1984 Plan. See "Report of the Personnel Committee" on pages 5 through 7 for a discussion of the administration of the long-term incentive awards.

                LONG-TERM INCENTIVE PLAN AWARDS GRANTED IN 1993
      --------------------------------------------------------------------------

                                                Range of Future Payouts/1/, /2/
                               Performance or  ---------------------------------
                     Number of  Other Period       Minimum            Maximum
                       Units   Until Matura-         (#)                (#)
       Name             (#)    tion or Payout
      --------------------------------------------------------------------------

       H. S. Hook     15,934     1993-1995            -0-              5,934
       J. R. Tuerff    3,500     1993-1995            -0-              3,500
       M. J. Poulos   11,154     1993-1995            -0-              2,788
       R. M. Devlin    3,500     1993-1995            -0-              3,500
       D. Leitch       3,500     1993-1995            -0-              3,500
       S. D. Bickel    3,500     1993-1995            -0-              3,500

      --------------------------------------------------------------------------
/1/FUTURE PAYOUTS. Rather than predetermine automatic vesting levels, the per-sonnel committee evaluates the Company's long-range performance and other factors at the end of the performance period and determines vesting levels based upon the judgment of the members of the personnel committee. There-fore, a Target column is not applicable.

- -------------------------------------------------------------------------------

10                       AMERICAN GENERAL CORPORATION

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

/2/CHANGE OF CONTROL. Upon a Change of Control, all outstanding performance awards will vest 100% and be cashed out. Calculation of such cash payment is similar to the method of calculating the specified price of the Common Stock with respect to the cashout of options as described in footnote 3 to the ta-ble captioned "Stock Options Granted in 1993."

 At the end of the three-year performance period, if the performance awards are vested, they provide the recipient of the award either one share of Common Stock for each vested award and/or the equivalent fair market value in cash up to an amount determined by the personnel committee. A performance award termi-nates if the recipient does not remain employed by the Company continuously throughout the performance period, except as may be determined by the person-nel committee. Payments of vested performance awards are reported in the Sum-mary Compensation Table for the year of vesting and payment.

 The following graph shows the Company's total return on Common Stock compared to the S&P 500 Composite Stock Price Index and the S&P Financial Index over the five-year period beginning December 31, 1988.


                             [GRAPH APPEARS HERE]
          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
                   AMONG AMERICAN GENERAL, S&P 500 INDEX AND
                              S&P FINANCIAL INDEX

Measurement Period          American                         S&P
(Fiscal Year Covered)        General      S&P 500      Financial Index
- ---------------------       ---------     -------      ---------------
Measurement Pt-12/31/88       $100         $100             $100
FYE 12/31/89                  $110         $132             $133
FYE 12/31/90                  $117         $128             $104
FYE 12/31/91                  $178         $166             $157
FYE 12/31/92                  $238         $179             $194
FYE 12/31/93                  $248         $197             $215





                                                    5 YEAR ANNUALIZED
      YEAR-END        1988 1989 1990 1991 1992 1993   TOTAL RETURN
- ----------------------------------------------------------------------
 American General     $100 $110 $117 $178 $238 $248       19.9%
- ----------------------------------------------------------------------
 S&P 500               100  132  128  166  179  197       14.6%
- ----------------------------------------------------------------------
 S&P Financial Index   100  133  104  157  194  215       16.6%
- ----------------------------------------------------------------------


- -------------------------------------------------------------------------------

                             1994 PROXY STATEMENT                            11

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


PENSION PLANS

 The table below shows the estimated annual retirement benefits payable to em-ployees at the normal retirement age of 65 under the Company's qualified non-contributory defined benefit retirement plan ("Retirement Plan"), as well as its non-qualified, unfunded benefit plan ("Restoration Plan"). The Restoration Plan provides benefits that employees would have been entitled to receive un-der the Retirement Plan were it not for limitations imposed by the Internal Revenue Code. The Retirement Plan provides that a participant will receive, upon normal retirement, a lifetime pension based on the participant's compen-sation and length of credited service. The annual pension benefits are based on average annual compensation during the highest consecutive five of the last ten years of service. Full vesting of benefits accrued under the plans occurs after five years of service.

                              PENSION PLAN TABLE
- -------------------------------------------------------------------------------

  Five-Year                         Years of Service
Average Annual        ----------------------------------------------------------
 Compensation
Covered by the Plans   15 Yr.    20 Yr.   25 Yr.    30 Yr.    35 Yr.
- --------------------------------------------------------------------------------
 $  200,000            47,291  $ 63,055  $ 78,818  $ 94,582  $ 99,582
    500,000           121,541   162,055   202,568   243,082   255,582
    800,000           195,791   261,055   326,318   391,582   411,582
  1,100,000           270,041   360,055   450,068   540,082   567,582
  1,400,000           344,291   459,055   573,818   688,582   723,582
  1,700,000           418,541   558,055   697,568   837,082   879,582
  1,900,000           468,041   624,055   780,068   936,082   983,582

- --------------------------------------------------------------------------------

 The table illustrates estimated retirement benefits payable on a straight-life annuity basis to persons in specified annual compensation and years of service classifications. The amounts in the table are not subject to offset for amounts payable under Social Security. The amounts shown, however, are subject to reduction in the event of early retirement.

 The credited years of service under the Retirement Plan for Messrs. Hook, Tuerff, Poulos, Devlin, Leitch, and Bickel are 23, 16, 23, 16, 13, and 28, re-spectively.

 The compensation covered by the Retirement Plan and the Restoration Plan in-cludes all amounts shown in the Summary Compensation Table under the columns comprising "Annual Compensation."

 In 1989, the board of directors approved a supplemental retirement agreement for Mr. Hook. The combined effect of this agreement together with the Retirement Plan and the Restoration Plan is to provide a benefit upon retirement at or after age 62 of 55% of average monthly compensation as defined in the Retirement Plan, with a surviving spousal benefit. In 1990, a lump sum payment of the present value of the supplemental benefit payable at age 60 was made to Mr. Hook. Upon his retirement Mr. Hook may be entitled to receive an additional benefit under the supplemental agreement, which is cur-rently estimated to be less than $4,000 per month.

  In 1990, a similar supplemental retirement agreement was approved for Mr. Poulos, and a comparable lump sum payment was made. Upon his retirement in 1993, it was determined that Mr. Poulos would be entitled to receive an addi-tional benefit in the amount of approximately $4,000 per month under the sup-plemental agreement.

CHANGE OF CONTROL ARRANGEMENTS

 CHANGE OF CONTROL. All of the awards outstanding or to be granted under the Plans are subject to the automatic acceleration of vesting and cashout of the award upon a Change of Control. See the applicable footnotes to the preceding executive compensation tables for a description of how a Change of Control would affect each type of award under the plans. The phrase "Change of Con-trol" for all purposes used in this proxy statement is generally defined as
(i) the acquisition of 30% or more of the Common Stock by a non-affiliate of the Company; (ii) the merger, consolidation, or sale of substantially all of the assets of the Company, unless such transaction is with an affiliate of the Company; (iii) the adoption of a plan of liquidation of the Company by its shareholders; or (iv) a change in the constituency of the board of directors of the Company, where the current directors (including future directors who are nominated or

- -------------------------------------------------------------------------------

12                       AMERICAN GENERAL CORPORATION

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

elected by 75% of the then current directors) cease to constitute a majority of the board of directors of the Company.

 SEVERANCE AGREEMENTS. The Company has agreements providing for the payment of severance benefits to certain executive officers of the Company and its subsid-iaries in the event of voluntary or involuntary termination of employment within a maximum period of three years following the occurrence of a Change of Control. Involuntary termination includes any termination that results from resignation following any change in certain duties, responsibilities, salary, or benefits. Voluntary termination includes any termination that is not invol-untary. No payments are due for termination by reason of death, disability, normal retirement, or termination for cause.

 These agreements generally provide for severance payments equal to slightly less than three times the executive's base annual salary, excluding bonuses and special incentive payments, in the event of involuntary termination, and two times salary in the event of voluntary termination. Any payment thereunder will be increased by an additional amount to cover payment of any applicable penalty tax and any federal or state income tax on all benefits received from the Com-pany as the result of a Change of Control in order to equal the amount the ex-ecutive would have received absent any such penalty tax. The agreements also provide for the continuation of certain medical and dental benefits for a maxi-mum period of 30 months following termination.

 The Company has such agreements with 15 officers of the Company or its subsid-iaries, including the currently employed named executive officers identified in the Summary Compensation Table. All current agreements expire on March 31, 1996. If a Change of Control occurs prior to expiration of an agreement, the agreement will remain in effect for a maximum period of three years following the Change of Control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

 The Company does not know of any person or concern that owns more than five percent of the Common Stock, except for those listed below.

- --------------------------------------------------------------------------------

                                                   Shares
Name & Address of                               Beneficially  Percent of
Beneficial Owner                                    Owned       Class
- --------------------------------------------------------------------------------
INVESCO PLC
 11 Devonshire Square
 London EC2M 4YR
 England                                        14,070,651/1/    6.6%
- -------------------------------------------------------------------------------
FAYEZ SAROFIM & CO. ("SAROFIM CO.") and
 FAYEZ S. SAROFIM, its Chairman, President and
 principal shareholder
 Two Houston Center
 Suite 2907
 Houston, Texas                                 12,382,504/2/    5.8%
- -------------------------------------------------------------------------------
THE CAPITAL GROUP, INC.
 and CAPITAL RESEARCH AND MANAGEMENT COMPANY
 333 South Hope Street
 Los Angeles, California                        11,262,000/3/    5.3%

- --------------------------------------------------------------------------------
/1/INVESCO PLC has reported shared voting and investment power with respect to all of the shares reported in the table with certain of its subsidiaries. /2/Mr. Sarofim has reported that through Sarofim Co., Sarofim Trust Co. (each of which is a registered investment adviser) and certain trusts of which Mr. Sarofim is trustee, he may be deemed to share investment power with respect to all of the shares reported in the table. He shares voting power with Sarofim Co. and Sarofim Trust Co. with respect to not more than 10,437,020 of such shares. Such investment power, voting power, or both, also may be deemed to be shared with clients of Sarofim Co. or Sarofim Trust Co., or with trust-ees, fiduciaries, or others. The shares reported in the table exclude 5,800 shares owned by family members of Mr. Sarofim, but as to which Mr. Sarofim and Sarofim Co. disclaim beneficial ownership.
/3/Capital Research and Management Company (a registered investment adviser) is an operating subsidiary of The Capital Group, Inc. Capital Research and Man-agement Company and The Capital Group, Inc. reported sole investment power and no voting power with respect to all of the shares reported in the table, all of which are owned by various institutional investors.

- --------------------------------------------------------------------------------

                              1994 PROXY STATEMENT                            13

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


SECURITY OWNERSHIP OF MANAGEMENT
 The beneficial ownership as of February 15, 1994 of Common Stock by each di-rector, by each of the named executive officers identified herein under the caption "Summary Compensation Table," and by all directors and executive offi-cers as a group is set forth below.

 Beneficial ownership signifies sole voting and investment power, unless other-wise noted. Those disclaiming beneficial ownership share voting and investment power with respect to the securities subject to disclaimer, unless otherwise noted. Securities subject to such disclaimers are included in the total shares listed in the left column.

NAME AND SHARES   ADDITIONAL RIGHTS AND DISCLAIMERS OF BENEFICIAL OWNERSHIP
- --------------------------------------------------------------------------------
J. Evans        Disclaims beneficial ownership of 7,200 shares owned by a
Attwell         family member.
 157,214 shares
- --------------------------------------------------------------------------------
Stephen D.      Includes 50,233 shares owned directly; 39,869 shares held
Bickel  107,290 through the Employees' Thrift and Incentive Plan; and 17,188
shares/1/       shares owned by a family member for which he disclaims
                beneficial ownership. Does not include 83,089 shares that
                may be acquired within 60 days on exercise of stock options.
- --------------------------------------------------------------------------------
Brady F.        Disclaims beneficial ownership of 3,207 shares held as
Carruth  25,912 custodian for a family member, as to which he has sole
shares          voting and investment power, and 1,265 shares owned by a
                family member.
- --------------------------------------------------------------------------------
W. Lipscomb     Disclaims beneficial ownership of 13,260 shares owned by
Davis, Jr.      family members, by a limited partnership of which he is the
 22,102 shares  general partner, and by a trust of which he is co-trustee.
- --------------------------------------------------------------------------------
Robert M.       All shares are beneficially owned; 40,621 shares are owned
Devlin  63,258  directly, and 22,637 shares are held through the Employees'
shares/1/       Thrift and Incentive Plan. Does not include 17,333 shares
                that may be acquired within 60 days on exercise of stock
                options.
- --------------------------------------------------------------------------------
Harold S. Hook  All shares are beneficially owned; 179,878 shares are owned
 306,426        directly; 47,640 shares are owned by Main Event Management
shares/1/       Corporation; and 78,908 shares are held through the
                Employees' Thrift and Incentive Plan. Does not include
                419,282 shares that may be acquired within 60 days on
                exercise of stock options.
- --------------------------------------------------------------------------------
Larry D. Horner All shares are beneficially owned.
 1,000 shares
- --------------------------------------------------------------------------------
Richard J.V.    All shares are beneficially owned.
Johnson  11,000
shares
- --------------------------------------------------------------------------------
Daniel Leitch   All shares are beneficially owned; 24,136 shares are owned
III  36,429     directly, and 12,293 shares are held through the Employees'
shares/1/       Thrift and Incentive Plan. Does not include 33,035 shares
                that may be acquired within 60 days on exercise of stock
                options.
- --------------------------------------------------------------------------------
Robert E.       All shares are beneficially owned.
Smittcamp
 64,442 shares
- --------------------------------------------------------------------------------
James R. Tuerff All shares are beneficially owned; 44,671 shares are owned
 63,607         directly, and 18,936 shares are held through the Employees'
shares/1/       Thrift and Incentive Plan. Does not include 71,935 shares
                that may be acquired within 60 days on exercise of stock
                options.
- --------------------------------------------------------------------------------
All Directors
and Executive
Officers as a
Group (21
persons)
/1/,/2/,/3/
1,106,994
shares
                Does not include 952,769 shares that may be acquired within
                60 days on exercise of stock options. Officers, including a former officer, disclaim beneficial ownership of 22,300
                shares. Includes 112,500 restricted shares granted under the
                1984 Plan for which grantees have sole voting power but not investment power. Shares owned by the group represent less than 1% of the Company's outstanding shares.
- ------------------------------------------------------------------------------
/1/Each participant in the American General Employees' Thrift and Incentive Plan has sole voting power with respect to shares held in the participant's Plan account (subject to being exercised by the Plan's trustee in the event the participant does not exercise voting power).
/2/On October 1, 1993, Mr. Poulos retired from the Company. As of February 15,
   1994, he beneficially owned 113,317 shares, which did not include 239,418 shares that may be acquired within 60 days on exercise of stock options. He disclaims beneficial ownership of 5,112 shares, as to which he or his spouse has sole voting and investment power.
/3/Mr. Barrow will retire as a director at the 1994 Annual Meeting of Shareholders. He owns 11,632 shares beneficially.

- ------------------------------------------------------------------------------

14                        AMERICAN GENERAL CORPORATION

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


CERTAIN RELATIONSHIPS AND TRANSACTIONS

. J. Evans Attwell, a director, is a partner in the law firm of Vinson & Elkins L.L.P. that provided legal services to the Company and its subsidiaries during 1993.

. Harold S. Hook, a director and chairman and CEO of the Company, is the sole owner of Main Event Management Corporation (MEMC). On March 25, 1976, the Com-pany executed a contract with MEMC, pursuant to which MEMC makes its proprie-tary management system, Main Event Management(R), available to the Company and its subsidiaries without the usual fees. In return, the Company has agreed to Mr. Hook's continued relationship with MEMC, provided that such relationship does not interfere materially with his duties at the Company. The Company also has agreed to sell certain printed materials to MEMC at cost plus 10%; during 1993, total sales under this agreement were $20,084. Mr. Hook spent less than 5% of his working time on the affairs of MEMC during 1993.

. In addition, various executive officers and directors of American General may from time to time purchase insurance or annuity products marketed by Amer-ican General companies in the ordinary course of business.

SECURITIES REPORTING

 The Securities and Exchange Commission (the "Commission") requires certain persons, including the Company's directors and executive officers, to file re-ports with the Commission regarding beneficial ownership of certain equity se-curities of the Company. During 1993, Henry S. Romaine, a former director and executive officer of the Company, filed one late report covering a transaction occurring after his retirement; and Robert E. Smittcamp, a director of the Company, filed one late report covering a single transaction.

INDEPENDENT AUDITORS
(Item 2 on proxy card)

 The board of directors of the Company, adopting the recommendation of the au-dit committee, has appointed the firm of Ernst & Young as the Company's inde-pendent auditors to audit the accounts of the Company for the year 1994 and recommends ratification of the appointment by the shareholders at this meet-ing. One or more representatives of Ernst & Young are expected to be present at the meeting where they will be given the opportunity to make a statement and will be available to respond to appropriate questions. Ernst & Young has served as the Company's independent auditors for the fiscal year just complet-ed.

 If the appointment of Ernst & Young is not ratified by a majority of the shares of Common Stock voting at the meeting, or if, prior to the meeting, Ernst & Young declines to act or otherwise becomes incapable of acting, or its engagement is otherwise discontinued by the board of directors of the Company at any time, then, in any such case, the board of directors will appoint other independent auditors whose employment will then be subject to ratification by shareholders at the annual meeting following such appointment.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS.

PERFORMANCE-BASED PLAN
(Item 3 on proxy card)

 The Performance-Based Plan for Executive Officers (the "Plan") was approved by the board of directors on March 17, 1994. The Plan will become effective as of January 1, 1994, subject to shareholder approval.

 PURPOSE OF THE PLAN. As a result of the 1993 amendments to the Internal Reve-nue Code of 1986 (the "Code"), publicly-held companies generally will

- -------------------------------------------------------------------------------

                             1994 PROXY STATEMENT                            15

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

not be entitled to a federal income tax deduction for annual compensation in excess of $1 million paid to any officer named in the Summary Compensation Ta-ble in the Company's proxy statement. However, a deduction is permitted for compensation if it is paid on account of attainment of one or more "perfor-mance-based" goals. One requirement for compensation to be performance-based is that the compensation is paid or distributed pursuant to a plan that has been approved by the shareholders.

 The Plan is consistent with American General's compensation philosophy, as more fully described in the "Report of the Personnel Committee" set forth herein. Moreover, the Plan reflects the Company's belief in the need to en-hance shareholder value by aligning the compensation of senior officers with Company performance and, to the extent possible, by preserving the tax-deduct-ibility of senior officer compensation.

 SUMMARY OF THE PLAN. The Plan will be administered by the personnel committee of the board of directors.

 The Plan provides for the creation of a pool of funds (the "pool") each year in which (i) operating earnings for the Plan year exceed 7% of average share-holders' equity for a three-year period, including the current and prior two Plan years, and (ii) a cash dividend was declared on the outstanding Common Stock during the Plan year.

 The pool for each year will be the sum of (i) 3% of that portion of the Company's operating earnings for the Plan year that exceeds a base percentage return to shareholders on average shareholders' equity for the three-year pe-riod ending on the last day of the Plan year, plus (ii) the amount, not to ex-ceed $2 million, that was available to pay awards under the Plan for prior years but was not so paid. The base percentage return to shareholders is es-tablished annually by the committee.

 The maximum annual award that will be made to a participant under the Plan for a Plan year will not exceed .005 times operating earnings for such year. This maximum amount is a limitation and does not represent a target. The award for each participant will be established annually by the committee, subject to reduction, in the committee's discretion. Prior to the payment of awards under the Plan, the committee will certify (by written minutes) that the performance goals and any other material terms of the Plan have been satisfied.

 A participant for purposes of the Plan will mean an officer of the Company or its subsidiary who is, during the Plan year, among the 15 highest salaried em-ployees of the Company and its subsidiaries and who has been designated by the committee as eligible to receive an award under the Plan for the Plan year. Only participants who remain employed by the Company or its subsidiaries through the end of the applicable Plan year will receive payment of an award. It is anticipated that all awards made under the Plan will be paid out in cash in one lump sum payment during the first quarter of the calendar year follow-ing the Plan year to which the award relates.

 The Plan may be amended at any time by the board of directors; provided that no amendment that requires shareholder approval in order for awards paid under the Plan to continue to be deductible under the Code may be made without such shareholder approval. The board of directors may terminate the Plan at any time.

 SHAREHOLDER VOTE. Approval of the Plan will require the affirmative vote of the holders of a majority of the shares present and voting at the 1994 annual meeting.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE PERFORMANCE-BASED PLAN FOR EXECUTIVE OFFICERS.

OTHER BUSINESS

 1994 ANNUAL MEETING. At the date of this proxy statement, the management of the Company knows of no other matter to be presented for action at the meet-ing. However, if any other matters do properly

- -------------------------------------------------------------------------------

16                       AMERICAN GENERAL CORPORATION

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

come before the meeting, it is intended that the persons named on the accompa-nying proxy will vote on such matters pursuant to the proxy in accordance with their best judgment.

 SHAREHOLDER PROPOSALS AND NOMINATIONS. Shareholders may propose matters to be presented at shareholders' meetings and also may nominate directors. Formal procedures have been established for those proposals and nominations.

 Shareholder proposals must be received at the Company's principal offices on or before November 22, 1994 in order to be included in the proxy materials for presentation at the Company's 1995 annual meeting.

 The Company bylaws provide generally that nominations of persons for election to the board of directors may be made by any shareholder entitled to vote for the election of directors generally. A shareholder who intends to nominate a director nominee must provide written notification to the corporate secretary of the Company at its principal office. The notification must be provided not fewer than 60 nor more than 90 days prior to any shareholders' meeting called for the election of directors; provided, that in the event the Company gives fewer than 70 days' notice of the date of the shareholders' meeting, such written notification must be provided not later than the close of business on the 10th day following the day on which notice of the shareholders' meeting was mailed to shareholders. In addition, to be effective, the notification must comply with certain other procedures and provide certain information, all as set forth in the Company bylaws. A copy of these requirements will be pro-vided to any shareholder upon written request to the corporate secretary.

PROXY SOLICITATION

 In addition to the solicitation of proxies by mail, proxies may also be so-licited by telephone, telegram, facsimile, or personal interview by employees of the Company, who will not receive additional compensation therefor. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies at a fee of approximately $15,000, plus expenses. The Company will pay the cost of soliciting proxies. The Company also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses in sending proxy material to the beneficial owners of Common Stock.

VOTING OF THRIFT PLAN HOLDINGS

 The terms of the American General Employees' Thrift and Incentive Plan, the American General Agents' and Managers' Thrift Plan, and The Variable Annuity Life Insurance Company Agents' and Managers' Thrift Plan and the related trust agreements with State Street Bank & Trust Company, as Trustee, require that the Trustee vote the shares held in participants' accounts as directed by the participants. In the event a participant does not provide specific voting in-structions, the Trustee must vote the shares in accordance with the instruc-tions received from a majority of shares for which the Trustee did receive in-structions and in accordance with its fiduciary duty. A participant in one of the plans may use the proxy card to direct the Trustee to vote the shares of Common Stock allocated to that participant's account. The Trustee will vote the shares of the participant whose name and signature appear thereon in the manner directed therein.

By order of the board of directors,



Kurt G. Schreiber
Corporate Secretary

March 22, 1994

- -------------------------------------------------------------------------------

                             1994 PROXY STATEMENT                            17

- --------------------------------------------------------------------------------
 ------------------------------------------------------------------------------






                    [LOGO OF AMERICAN GENERAL APPEARS HERE]

                            1994 PROXY STATEMENT

                        AMERICAN GENERAL CORPORATION

                             2929 ALLEN PARKWAY
                         HOUSTON, TEXAS 77019-2155
- --------------------------------------------------------------------------------

                   [LOGO OF AMERICAN GENERAL APPEARS HERE]

P
R
O
X
Y
                       ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 1994

           The undersigned hereby appoints J. EVANS ATTWELL, W. LIPSCOMB DAVIS JR., and HAROLD S. HOOK, and each of them, as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of American General Corporation Common Stock that the undersigned is entitled to vote at the annual meeting of shareholders to be held in Houston, Texas, on Thursday, April 28, 1994, and at any postponement or adjournment thereof.

           Election of the following Director Nominees is recommended by the Board of Directors:

           J. Evans Attwell, Brady F. Carruth, W. Lipscomb Davis Jr., Robert M. Devlin, Harold S. Hook, Larry D. Horner, Richard J. V. Johnson, Robert E. Smittcamp, and James R. Tuerff.

           If you are a participant in any of the American General Thrift Plans referenced in the Proxy Statement, this card also constitutes instructions to the trustee of such plans to vote the shares allocated to your accounts in the manner described in the Proxy Statement.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, (SEE REVERSE SIDE). YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE NAMED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


                                                                     SEE REVERSE
                                                                         SIDE

/X/
     PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.
                                                                           3147

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL DIRECTOR NOMINEES AND FOR ITEMS 2 AND 3.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
      FOR          WITHHELD
      / /            / /

1. Election of
   Directors.
   (see reverse)

For, except vote withheld from the following nominee(s):


- -------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

                                          FOR    AGAINST    ABSTAIN
   2. Ratification of                     / /      / /        / /
      Appointment of
      Independent Auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

                                          FOR    AGAINST     ABSTAIN
   3. Approval of the                     / /      / /         / /
      Performance-Based Plan

                          In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

                      NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.


                                           -------------------------------------

                                           -------------------------------------
                                           SIGNATURES(S)                    DATE

                          AMERICAN GENERAL CORPORATION
                PERFORMANCE - BASED PLAN FOR EXECUTIVE OFFICERS



SECTION 1 - PURPOSE

    1.1 The AMERICAN GENERAL CORPORATION PERFORMANCE - BASED PLAN FOR EXECUTIVE OFFICERS (the "PLAN") is designed to attract and retain the services of key executives who are in a position to make a material contribution to the successful operation of the business of American General Corporation and its subsidiaries. The Plan shall become effective as of January 1, 1994, subject to approval by shareholders in the manner required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE").

SECTION 2 - DEFINITIONS

    2.1 For purposes of the Plan, the following terms shall have the following meanings:

          (a) "AVERAGE SHAREHOLDERS' EQUITY" means, for any Plan Year, the sum of the consolidated shareholders' equity of the Corporation at the beginning of the Plan Year and for each quarter-end (i.e., March 31, June 30, September 30, and December 31) of that Plan Year, as reported in the Corporation's quarterly financial supplements and/or the annual report to shareholders for each applicable period, divided by five.

          (b) "AVERAGE SHAREHOLDERS' EQUITY FOR THE THREE-YEAR PERIOD" means the sum of the Average Shareholders' Equity for the current Plan Year and the prior two Plan Years as reported in the Corporation's annual report to shareholders for such years, divided by three.

          (c) "AWARD" means an amount granted pursuant to Section 4 of the Plan.

          (d) "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

          (e) "COMMON STOCK" means the common stock ($.50 par value) of the Corporation.

          (f)  "CORPORATION" means American General Corporation.

          (g)  "INCENTIVE POOL" means a pool of funds created pursuant to
     Section 3 of the Plan.

          (h) "OPERATING EARNINGS" means, for any Plan Year, the consolidated operating earnings of the Corporation, which exclude net realized investment gains, non-recurring items, and the cumulative effect of accounting changes under generally accepted accounting principles.

          (i) "PARTICIPANT" means an officer of the Corporation or one of its subsidiaries who is, during the Plan Year, among the 15 highest salaried employees of the Corporation and its subsidiaries and who has been designated by the Committee as eligible to receive an Award under the Plan for the Plan Year.

          (j) "PERSONNEL COMMITTEE" or "COMMITTEE" means the Personnel Committee of the Board of Directors.

          (k)  "PLAN YEAR" means the calendar year.

SECTION 3 - DETERMINATION OF INCENTIVE POOL

     3.1 Prior to the beginning of each Plan Year (or prior to April 1 with respect to the 1994 Plan Year), the Committee shall prescribe an objective formula pursuant to which a pool of funds (an "INCENTIVE POOL") shall be created for such Plan Year conditioned upon (1) Operating Earnings for such Plan Year exceeding 7% of Average Shareholders' Equity for the Three-Year Period ending on the last day of such Plan Year, and (2) a cash dividend having been declared on the outstanding Common Stock during such Plan Year.

     3.2 The Incentive Pool for a Plan Year shall be equal to the sum of (1) 3% of that portion of Operating Earnings for such Plan Year that exceeds a base percentage return to shareholders, established by the Committee, on Average Shareholders' Equity for the Three-Year Period ending on the last day of such Plan Year, plus (2) an amount, not to exceed $2,000,000, consisting of the excess of the cumulative Incentive Pools for all prior Plan Years over the actual Awards paid under the Plan for such Plan Years.

SECTION 4 - GRANT OF AWARDS

     4.1 Coincident with the establishment of the formula under which the Incentive Pool shall be determined for a Plan Year, the Committee shall award shares of the Incentive Pool ("AWARDS") for that Plan Year to individuals whom the Committee designates as Participants for the Plan Year. The maximum Award which can be made to a Participant under the Plan for a Plan Year shall not exceed .005 times Operating Earnings for such Plan Year. The Committee shall grant Awards under the Plan based upon a review of the contribution and performance of the Participants as well as the Corporation's performance in relation to its competitors and as influenced by external factors.

     4.2 Notwithstanding the provisions of Section 4.1, the Committee may, in its sole discretion, reduce the amount otherwise payable to a Participant at any time prior to the payment of the Award to the Participant.

SECTION 5 - ELIGIBILITY FOR PAYMENT OF AWARDS

     5.1 Subject to Section 4.2, a Participant who has been awarded a share of the Incentive Pool shall receive payment of an Award if the Participant remains employed by the Corporation or its subsidiaries through the end of the applicable Plan Year; provided, however, that no Participant shall be entitled to payment of an Award hereunder until the Committee certifies (by written minutes) that the performance goals and any other material terms of the Plan have in fact been satisfied. If a Participant terminates employment prior to the end of a Plan Year, no payments attributable to his Award for such Plan Year shall be made pursuant to the Plan.

SECTION 6 - FORM AND TIMING OF PAYMENT OF AWARDS

     6.1 Awards will be paid out in cash in one lump sum payment during the first quarter of the calendar year following the Plan Year to which the Award relates.

SECTION 7 - ADMINISTRATION

     7.1  The Plan shall be administered by the Personnel Committee.

     7.2 Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amounts that shall be available for Awards each Plan Year and to establish the guidelines under which the Awards payable to each Participant shall be determined.

     7.3 The Committee's interpretation of the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final and binding on all Participants (or former Participants) and their executors.

     7.4 The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

SECTION 8 - AMENDMENT AND TERMINATION

     8.1 The Board of Directors may amend any provision of the Plan at any time; provided that no amendment which requires shareholder approval in order for Awards paid under the Plan to be deductible under the Code may be made without the approval of the shareholders of the Corporation. The Board of Directors shall also have the right to terminate the Plan at any time.

SECTION 9 - MISCELLANEOUS

     9.1 The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Corporation or its subsidiaries, or to be designated a Participant in any subsequent Plan Year.

     9.2 No award under this Plan shall be taken into account in determining a Participant's compensation for the purpose of any employee benefit plan of the Corporation or its subsidiaries unless so provided in such benefit plan.

     9.3 This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Corporation or its subsidiaries, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

     9.4 All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation and its subsidiaries.

     9.5 The Corporation or its subsidiary making a payment under this Plan shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld.

     9.6 The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Texas to the extent not superseded by federal law.

     9.7 In the event of the death of a Participant, any payment due under this Plan shall be made to the Participant's estate.

     9.8 No right or interest of any Participant in the Plan shall be assigned or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

                            GRAPHICS APPENDIX/LIST


EDGAR Version                     Typeset Version
- -------------                     ---------------
Pages 2 and 3             Nine Directors' Photos appear as noted on
                          pages 2 and 3.